Exhibit 99.2

AXM Pharma Appoints Steven M. Dinh to its Board of Directors

NEW YORK--(BUSINESS WIRE)-- AXM Pharma, Inc. (OTC: AXMP), a manufacturer of proprietary and generic pharmaceutical and nutraceutical products for the Chinese and other Asian markets, announced today that it has appointed Steven M. Dinh Sc.D. to its Board of Directors. He replaced Wenzhou Zhang, who has resigned as a result of current Administrative Regulations of the People’s Republic of China Cadre that prevent him for serving on the Board. Mr. Zhang will continue to work with the Company as a consultant.

Mr. Dinh currently serves as Vice President of Research and Technology Development for Emisphere Technologies, Inc.  (NASDAQ: EMIS), a biopharmaceutical company.  His career also includes tenures as Chief Scientific Officer and Vice President of Research and Development at Lavipharm Laboratories Inc. and as Head of Transdermals Pharmaceutical R&D at Novartis Pharmceuticals Corp. (NYSE: NVS).  Mr. Dinh received his B.E. degree in chemical engineering from Cooper Union, a M.S. degree in chemical engineering from Cornell University, and a Sc.D. degree in chemical engineering from the Massachusetts Institute of Technology.   Mr. Dinh holds a number patents, has been published in a large number of scientific publications, and is a frequent guest speaker at scientific conferences and seminars.

“We are pleased that we were able to attract such an accomplished executive as Steven,” said Wang Weishi, CEO of AXM Pharma. “His expertise in the pharmaceutical area will help us in managing the acquisition of Ming Cheng and in helping us to develop our pharmaceutical business. We would also like to recognize Wenzhou for his role in helping the Company build its business. We regret that he will no longer be able to serve on the Board due to a conflict, but look forward to his continued involvement in the Company as a consultant.”

About AXM Pharma, Inc.

AXM Pharma, Inc., through its wholly owned subsidiary, AXM Pharma Shenyang, Inc. ("AXM Shenyang"), is a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang has an operating history of approximately 10 years. For additional information on AXM Pharma Inc., please visit http://www.axmpharma.com

Exhibit 99.2

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law, including the statements regarding the Company's opportunities for future growth. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, obtaining regulatory approvals to market the Company's products, the uncertainties associated with distributing products in a developing country such as China, the availability of cash to meet near term requirements as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Contact:

CEOcast, Inc. for AXM Pharma

Daniel Schustack, 212-732-4300